Exhibit 99.1

Regal Entertainment Group Announces

$50 Million Share Repurchase Plan

Knoxville, Tennessee — August 31, 2017 — Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor, today announced its Board of Directors has authorized the Company to repurchase up to $50 million in shares of the Company’s Class A Common Stock, $.001 par value per share.

“We believe our growth prospects and long-term strategy are not reflected by the Company’s recent share performance. We are pleased that our significant free cash flow enables us to institute a share repurchase program while continuing to reinvest in our asset base,” stated Amy Miles, CEO of Regal Entertainment Group.

Repurchases may be made at management’s discretion from time to time through open market transactions including block purchases, through privately negotiated transactions, or otherwise, in accordance with all applicable securities laws and regulations. The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, market conditions, regulatory requirements and other relevant factors, as determined by the Company’s management team. Repurchases may be made under a Rule 10b5-1 plan, which would permit shares of Class A Common Stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate the Company to repurchase any minimum dollar amount or number of shares and may be suspended for periods or discontinued at any time.

Forward-looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements, including statements relating to the repurchase of the Company’s Class A Common Stock. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2017. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group:

Regal Entertainment Group (NYSE: RGC) operates one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,379 screens in 566 theatres in 43 states along with Guam, Saipan, American Samoa and the District of Columbia as of June 30, 2017. The Company operates theatres in 48 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s website at www.REGmovies.com.

Financial Contact:

Kevin Mead

Regal Entertainment Group

Vice President Investor Relations and Planning
Kevin.Mead@regalcinemas.com

865-925-9685

Media Contact:

Ken Thewes

Regal Entertainment Group

Senior Vice President and Chief Marketing Officer
865-925-9539